UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/23/2008

CROWN CASTLE INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16441

Delaware	76-0470458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 Augusta Suite 500, Houston, TX 77057
(Address of principal executive offices, including zip code)

713-570-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)        On May 23, 2008, the Board of Directors ("Board") of Crown Castle International Corp. ("Company") approved a base salary of $450,000 for John P. Kelly, effective as of July 1, 2008, in connection with his appointment as Executive Vice Chairman of the Board (as previously reported in the Form 8-K filed by the Company with the Securities and Exchange Commission ("SEC") on April 25, 2008 ("April 25 Form 8-K")). Other than this base salary adjustment, Mr. Kelly's compensation arrangements remain substantially unchanged.

On May 23, 2008, the Board also approved the grant of a restricted stock award ("RSA") with respect to 6,555 shares to Ben Moreland. The RSA was granted in order to correct an error in determining the number of shares subject to the RSAs previously granted to Mr. Moreland in connection with his appointment as President and Chief Executive Officer of the Company effective July 1, 2008 (as previously reported in the April 25 Form 8-K).

The terms of the RSA are the same as those reported in the April 25 Form 8-K, namely that the RSA vests on February 21, 2011 or thereafter if the Company's common stock closes at or above $41.50 per share for any 20 consecutive trading days which include any date on or before February 21, 2011. Any shares subject to the RSA that have not otherwise vested pursuant to the preceding sentence will generally be forfeited.

The RSA was granted pursuant to the Company's 2004 Stock Incentive Plan, as amended. A form of the standard Restricted Stock Agreement generally used for the Company's 2004 Stock Incentive Plan is filed as Exhibit 10.3 to the Company's Form 8-K filed with the SEC on March 2, 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

Date: May 23, 2008	By:	/s/ E. Blake Hawk
E. Blake Hawk
Executive Vice President and General Counsel